Exhibit 99.2
The Clark Group, Inc.
Condensed Balance Sheets
(in thousands of U.S. dollars)
(Unaudited)

	As of	As of
	December 31,	December 30,
	2005	2006
ASSETS
Current Assets
Cash	$3,931	$4,418
Accounts Receivable	7,519	7,561
Notes and Other Receivables	47	106
Prepaid Expenses	1,052	953

Total Current Assets	12,549	13,038
Property and Equipment, net	1,488	1,539
Other Assets, net	10,916	10,916

Total Assets	$24,953	$25,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,694	$8,268
Accrued expenses and other payables	1,892	1,930

Total Current Liabilities	10,586	10,198
Stockholders’ Equity	14,367	15,295

Total Liabilities and Stockholders’ Equity	$24,953	$25,493

Exhibit 99.2
The Clark Group, Inc.
Condensed Statement of Operations
(in thousands of U.S. dollars)
(Unaudited)

	As of	As of
	December 31,	December 30,
	2005	2006
Gross Revenue	$73,394	$76,622

Freight Expense	44,191	47,317

Net Revenue	29,203	29,305

Selling, Operating and Administrative Expenses	20,987	21,506

Operating Profit	8,216	7,799

Reconciliation of Unaudited EBITDA

Operating Profit per Financial Statements	$7,814	$7,349
Addback for UK Operations	402	450

Operating Profit Before Adjustments	8,216	7,799

Depreciation and Amortization	375	392

EBITDA Before Adjustments	8,591	8,191

Addback Management Fees and Non-Recurring Owner Compensation	610	610

Adjusted EBITDA	9,201	8,801

Notes:

1)	The financial statements have not been audited. They will differ from the financial statements that will be included in our proxy statement.

2)	This presentation includes certain financial information not derived in accordance with GAAP. GLAC believes presentation of this non-GAAP information is useful to investors as it more clearly presents the business being acquired. Clark’s adjusted EBITDA was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for discontinued operations and certain non-recurring items and exclusions.